Exhibit 10.2

This Agreement (as defined below) and the rights and obligations evidenced hereby are subordinate in the manner and to the extent set forth in that certain Subordination and Intercreditor Agreement (as the same may be amended, restated, supplemented or otherwise modified from time to time pursuant to the terms thereof, the “Subordination Agreement”) dated as of SEPTEMBER 30, 2025, among ORION ENERGY SYSTEMS, INC., a Wisconsin corporation, the other Loan Parties (as defined in the Subordination Agreement) party thereto, FINAL FRONTIER, LLC, A MASSACHUSETTS limited LIABILITY COMPANY, as subordinated creditor, and BANK OF AMERICA, N.A., as senior creditor, to the indebtedness (including interest) owed by the Loan Parties pursuant to certain Senior Debt Documents (as defined in the Subordination Agreement), and to indebtedness refinancing the indebtedness under such agreements as contemplated by the Subordination Agreement; and each party to this agreement, by its acceptance hereof, irrevocably agrees to be bound by the provisions of the Subordination Agreement.

Senior Subordinated LOAN Agreement

This Senior Subordinated Loan Agreement (this “Agreement”) is made as of September 30, 2025 (the “Effective Date”) by and among Orion Energy Systems, Inc., a Wisconsin corporation (the “Borrower”), Great Lakes Energy Technologies, LLC, a Wisconsin limited liability company (“Great Lakes”), Clean Energy Solutions, LLC, a Wisconsin limited liability company (“Clean Energy”), Orion Asset Management, LLC, a Wisconsin limited liability company (“Asset Management”), Orion Technologies Ventures, LLC, a Wisconsin limited liability company (“Orion Technology”), Voltrek, LLC, a Massachusetts limited liability company (“Voltrek”, and together with Great Lakes, Clean Energy, Asset Management and Orion Technology, the “Guarantors”, each being a “Guarantor”), Final Frontier, LLC, a Massachusetts limited liability company (the “Lender”), and solely to the extent of the Sections listed directly above her signature block, Kathleen M. Connors (“Ms. Connors”).

RECITALS:

WHEREAS, the Borrower and the Lender are party to the Final Frontier Purchase Agreement (as defined below);

WHEREAS, pursuant to the Final Frontier Purchase Agreement, the Borrower was required to make certain earnout payments to the Lender if the Company EBITDA (as defined in the Final Frontier Purchase Agreement) met certain target amounts for the applicable Earn Out Period (as defined in the Final Frontier Purchase Agreement), all on the terms and conditions set forth in the Final Frontier Purchase Agreement;

WHEREAS, on June 23, 2025, the Borrower, the Lender, and Ms. Connors entered into a binding term sheet (as amended, restated, supplemented or otherwise modified from time to time on or prior to the Effective Date, the “Term Sheet”), pursuant to which the Borrower, the Lender and Ms. Connors mutually agreed upon terms and conditions applicable to the payment by the Borrower of its to-be-determined earn-out obligations (exclusive of the FY2024 Earn-Out Payment (as defined and governed by the Term Sheet)) owed to the Borrower pursuant to the Final Frontier Purchase Agreement, among other things;

WHEREAS, the Borrower and the Lender agreed to enter into this Agreement and the other Loan Documents (as defined below) pursuant to the Term Sheet to evidence and secure the Loan (as defined below);

WHEREAS, the Borrower paid the Lender $875,000 in cash pursuant to the Term Sheet as payment in full of the Borrower’s fiscal 2024 earn-out obligation, and such amount is expressly excluded from the Loan to be evidenced and secured by this Agreement and the other Loan Documents; and

WHEREAS, the parties hereto wish to enter into this Agreement in order to set forth the terms and conditions applicable to the Loan.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the parties hereto hereby agree as follows.

AGREEMENT:

1.
Definitions. As used herein, the following terms have the meanings set forth after each, and any other terms defined in this Agreement shall have the meanings set forth at the place defined.

“Affiliate” means with respect to a specified Person, any other Person that directly, or indirectly through intermediaries, Controls, is Controlled by or is under common Control with the specified Person.

“Anti-Corruption Law” means any law relating to bribery or corruption, including the U.S. Foreign Corrupt Practices Act of 1977, UK Bribery Act 2010 and Patriot Act.

“Anti-Terrorism Law” means any law relating to terrorism or money laundering, including the Patriot Act.

“Applicable Law” means all laws, rules, regulations and governmental guidelines applicable to the Person or matter in question, including statutory law, common law and equitable principles, as well as provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.

“Board Observer Agreement” means that certain Board Observer Agreement, by and among the Borrower, the Lender and Ms. Connors, in her individual capacity, as Observer.

“Borrowed Money” means with respect to any Loan Party, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Loan Party, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Finance Leases; (c) letter of credit reimbursement obligations; and (d) guaranties of any of the foregoing owing by another Person.

“Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks located in Wisconsin are authorized or required by Law to be closed for business.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.).

“Common Stock” means the common stock of the Borrower, having no par value per share.

“Common Stock Payment” means the payment by the Borrower to the Lender, on or about the date hereof, of $1,000,000 represented by the Borrower’s issuance of shares of its Common Stock to the Lender in accordance with the terms of Section 2 of the Term Sheet.

“Contingent Obligation” means any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligation”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; or (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.

“Control” means possession, directly or indirectly, of the power to direct or cause direction of a Person’s management or policies, whether through the ability to exercise voting power, by contract or otherwise.

“CWA” means the Clean Water Act (33 U.S.C. §§ 1251 et seq.).

“Debt” as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, excluding trade payables incurred and being paid in the Ordinary Course of Business, accrued expenses incurred in the Ordinary Course of Business, deferred revenue incurred in the Ordinary Course of Business and Operating Leases (but including Finance Leases); (b) all Contingent

Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of the Borrower, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.

“Default Interest Rate” means a rate per annum equal to fifteen percent (15.0%).

“Distribution” means any declaration or payment of a distribution, interest or Dividend on any Equity Interest (other than payment-in-kind); distribution, advance or repayment of Debt to a holder of Equity Interests; or purchase, redemption, or other acquisition or retirement for value of any Equity Interest.

“Dividend” means a cash dividend or other distribution.

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means September 30, 2025.

“Employment Agreement” means that certain Key Employee Employment and Severance Agreement, dated October 5, 2022, between Ms. Connors and Borrower, as maybe amended and/or amended and restated and any future employment agreement that may be entered into after the Effective Date between Ms. Connors, in her individual capacity, and a Loan Party, in form and substance mutually acceptable to Ms. Connors and such Loan Party.

“Environmental Laws” means Applicable Laws (including programs, permits and guidance promulgated by regulators) relating to public health (other than occupational safety and health regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.

“Environmental Release” means a release as defined in CERCLA or under any other Environmental Law.

“Equity Interest” means the interest of any (a) shareholder in a corporation; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) any other Person having any other form of equity security interest of ownership interest.

“Final Frontier Purchase Agreement” means that certain Membership Interest Purchase Agreement, dated as of October 5, 2022, entered into by and among the Lender, as seller (in such capacity, the “Seller”), the members of Seller party thereto and the Borrower, as purchaser, as amended, restated, supplemented or otherwise modified from time to time on or prior to the Effective Date.

“Finally Determined Obligation” has the meaning set forth in Section 8 of the Term Sheet.

“Finally Determined Obligation Date” means the date on which the amount of the Finally Determined Obligation is finally determined in accordance with Section 8 of the Term Sheet.

“Finance Lease” any lease which qualifies as a finance lease in accordance with ASC 842 under GAAP.

“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries for accounting and tax purposes ending on March 31 of each year.

“GAAP” means generally accepted accounting principles in effect in the United States from time to time.

“Governmental Approvals” means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.

“Governmental Authority” means any federal, state, local, foreign or other agency, authority, body, commission, court, instrumentality, political subdivision, central bank, or other entity or officer exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions for any governmental, judicial, investigative, regulatory or self-regulatory authority (including the Financial Conduct Authority, the Prudential Regulation Authority and any supra-national bodies such as the European Union or European Central Bank).

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Title 11 of the United States Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.

“Intellectual Property” means all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.

“License” means any license or agreement under which a Loan Party is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.

“Lien” means an interest in Property securing an obligation or claim, including any lien, security interest, pledge, hypothecation, assignment, trust, reservation, assessment right, encroachment, easement, right-of-way, covenant, condition, restriction, lease, or other title exception or encumbrance.

“Loan” has the meaning set forth in Section 2(a) hereto.

“Loan Documents” means, collectively, this Agreement, the Note, the Security Agreement and the Subordination Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, restated, extended, supplemented, replaced, consolidated, substituted, or otherwise changed from time to time.

“Loan Parties” means the Borrower and the Guarantors.

“Management Support Agreement” means that certain Management Support Agreement, dated or about the Effective Date, among the Borrower, Ms. Connors, in her individual capacity, and the Lender.

“Material Adverse Effect” means the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties or financial condition of the Loan Parties taken as a whole, the value of any material Collateral, the enforceability of any Loan Document, or the validity or priority of the Lender’s Lien on any Collateral; (b) impairs the ability of a Loan Paty to perform its material obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the Lender’s ability to enforce or collect any Obligations or to realize upon any material portion of the Collateral (subject to the limitations set forth in the Subordination Agreement).

“Maturity Date” means the earlier to occur of (i) July 15, 2027 or (ii) the closing of the sale of all of the Borrower’s membership interests in Voltrek or substantially all of the assets of Voltrek to a Person other than Borrower or a Guarantor.

“Note” means that certain Senior Subordinated Note, dated as of the Effective Date, made by the Borrower and payable to the Lender, and all amendments, extensions, renewals, replacements and modifications thereof.

“Obligations” means, as of any time of determination, the sum of (x) the outstanding principal amount of the Loan and (y) accrued and unpaid interest on the Loan.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Operating Lease” means any lease which qualifies as an operating lease in accordance with ASC 842 under GAAP.

“Ordinary Course of Business” the ordinary course of business of the Borrower or its Subsidiaries, consistent with Applicable Law and past practices.

“Organic Documents” means with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.

“OSHA” means the Occupational Safety and Hazard Act of 1970.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Permitted Lien” means, collectively or individually as the context requires, (a) Liens in favor of the Lender; (b) Liens in favor of the Senior Lender, provided, that such Liens do not secure Debt in excess of the Senior Debt Cap; (c) Liens described in the definition of “Permitted Liens” in Section 10.2.2(b), (c), (d), (f) and (h) through (n) of the Senior Loan Agreement as in effect on the Effective Date; (d) Liens described in the definition of “Permitted Liens” in Section 10.2.2(e) and (g) of the Senior Loan Agreement as in effect on the Effective Date as long as such Liens are at all times junior to Lender’s Liens; and (e) existing Liens described on Schedule PL attached hereto.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, governmental authority or other entity of any kind.

“Properly Contested” means with respect to any obligation of a Loan Party, (a) the obligation is subject to a bona fide dispute regarding amount or the Loan Party’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Loan Party; (e) no Lien is imposed on assets of the Loan Party, unless bonded and stayed to the satisfaction of Lender; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).

“Restrictive Agreement” means an agreement (other than a Loan Document) that conditions or restricts the right of any Loan Party to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.

“Sanction” means any sanction administered or enforced by the U.S. government (including OFAC), United Nations Security Council, European Union, U.K. government or other sanctions authority.

“Security Agreement” means that certain Security Agreement, dated as of the Effective Date, by the Loan Parties in favor of the Lender, as amended, restated, supplemented or otherwise modified from time to time.

“Senior Debt Cap” has the meaning assigned to such term in the Subordination Agreement.

“Senior Lender” means Bank of America, N.A., in its capacity as lender under the Senior Loan Agreement.

“Senior Loan Agreement” means that certain Loan and Security Agreement, dated as of December 29, 2020, by and among the Loan Parties and the Senior Lender, as amended by Amendment No. 1 thereto, dated as of November 4, 2022, Amendment No. 2 thereto, dated as of April 22, 2024, Amendment No. 3 thereto, dated as of October 30, 2024, Amendment No. 4 thereto, dated as of the Effective Date, and as further amended, restated or supplemented from time to time.

“Subordination Agreement” means that certain Subordination and Intercreditor Agreement, dated as of the Effective Date, among the Borrower, certain Subsidiaries of the Borrower, the Lender, as subordinated creditor, and the Senior Lender, as the senior creditor, as the same may be amended, restated or supplemented from time to time.

“Subsidiary” means any entity at least 50% of whose voting securities or Equity Interests is owned by the Borrower (including indirect ownership through other entities in which the Borrower directly or indirectly owns 50% of the voting securities or Equity Interests).

“Swap” has the meaning set forth in Section 1a(47) of the Commodity Exchange Act.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means whichever of the New York Stock Exchange, NYSE American, or the Nasdaq Stock Market (including the Nasdaq Capital Market), on which the Common Stock is listed or quoted for trading on the date in question.

“UCC” means the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

2.
Loan; Amortization; Interest.
(a)
Loan. Except for federal, applicable state and local income tax purposes, on the Effective Date, the Lender shall be deemed to have made a single advance to the Borrower in the amount of the Finally Determined Obligation minus the Common Stock Payment (the “Loan”). Notwithstanding any provision of this Agreement to the contrary, the characterization of the Loan and each payment due thereon, for federal, applicable state and local income tax purposes, shall be determined pursuant to Section 5.05(j) of the Final Frontier Purchase Agreement as further clarified by Section 2(h) of this Agreement. The obligation of the Borrower to repay the Loan and interest thereon shall be evidenced by the Note. The Loan, or any portion thereof, once repaid, may not be reborrowed.

(b)
Amortization. Subject to Section 2(d)(iii), the Borrower shall repay the principal balance of the Loan to Lender as follows: (i) monthly installments shall be paid on the 15th day of each month commencing January 15, 2026 in an amount equal to (y) $25,000 per month commencing on January 15, 2026 through and including June 15, 2026 and (z) $50,000 per month commencing on July 15, 2026 through and including June 15, 2027 and (ii) the entire remaining principal amount of the Loan outstanding (together with accrued and unpaid interest) shall be paid in full to Lender on the Maturity Date. Effective automatically on the Finally Determined Obligation Date, all payments of principal on the Loan made by the Borrower to the Lender under this Section 2(b) prior to the Finally Determined Obligation Date shall be deducted from the outstanding principal balance of the of the Loan retroactively effective as of each date that such principal payments were made.
(c)
Interest Rate; Computation of Interest. The outstanding principal balance of the Loan shall bear interest at a fixed rate of seven percent (7.0%) per annum. Interest shall accrue from the Effective Date until the date that the entire principal balance of the Loan is paid in full. Interest on the Loan shall be computed on a 365-day/year basis; that is, by applying the interest rate over a year of 365 days, multiplied by the outstanding principal balance of the Loan, multiplied by the actual number of days the principal balance of the Loan is outstanding. The parties acknowledge that the principal balance of the Loan as of the Effective Date will not be finally determined until the Finally Determined Obligation Date and, as such, the amount of interest accruing and payable will be subject to retroactive adjustment in accordance with Section 2(d) below on and following the Finally Determined Obligation Date.
(d)
Interest Payments; Adjustments.
(i)
Commencing July 15, 2025, the Borrower shall make monthly payments to Lender that shall be applied to accrued interest on the 15th day of each month, in an amount equal to $15,000 per month until the 15th day of the month immediately prior to the Finally Determined Obligation Date.
(ii)
Commencing on the 15th day of the month immediately following the Finally Determined Obligation Date, the Borrower shall make monthly payments to Lender that shall be applied to accrued interest on the 15th day of each month, in an amount based on a fixed interest of rate of 7.0% per annum against the outstanding principal balance of the Loan, after giving effect to the adjustment of the Loan amount set forth in Section 2(b).
(iii)
Within 10 Trading Days after the Finally Determined Obligation Date, (y) the Borrower shall make a payment to the Lender equal to the aggregate retroactive increased interest payments, if any, that would have been due during the period from the Effective Date until 15th day of the month immediately prior to the Finally Determined Obligation Date (the “Resolution Period”) had the amount of the Loan been equal to the Finally Determined Obligation on the Effective Date and after giving effect to any payments of principal on the Loan made by the Borrower during the Resolution Period or (z) if the Borrower shall be deemed to have paid excess interest during the Resolution Period after recalculating the monthly interest payments that would have been due had the amount of the Loan been equal to the Finally Determined Obligation on the Effective Date and after giving effect to any payments of principal on the Loan made by the Borrower during the Resolution Period, then an amount equal to such aggregate excess interest payments, if any, shall be applied by the Lender against the monthly installment payments of principal to be made after the Finally Determined Obligation Date.
(e)
Default Interest Rate. Any outstanding principal of the Loan that is not paid in full when due (whether on a scheduled payment date, at stated maturity, by acceleration, or otherwise) shall accrue interest at the Default Interest Rate for the period commencing fifteen (15) days after the due date to but excluding the date the same is paid in full. All default interest accrued shall be immediately due and payable on the Lender’s demand. The principal balance of the Loan shall be deemed due for purposes of accruing default interest hereunder on the date that the Lender could have accelerated the Loan but for the restrictions under the Subordination Agreement.
(f)
Optional Prepayments. The Borrower may prepay the Obligations, in whole or in part, at any time or from time to time, without premium or penalty.
(g)
General; Potential Common Stock Payment on the Maturity Date. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. All payments under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever. All payments hereunder shall be made in Dollars by check payable to the Lender or wire transfer of immediately available funds in accordance with the wiring instructions previously provided by the Lender to the Borrower, which may be changed by the Lender from time to time by providing at least two (2) Business Days’ prior written notice to the Borrower prior to the applicable payment date; provided, that if the Borrower remains a public company whose Common Stock is traded by the general public on a major securities exchange (including the OTCQX and OTCQB Markets), the Borrower shall have the option to pay up to 20% of the remaining outstanding principal balance of the Loan due on the Maturity Date (but excluding any amount due as a result of the acceleration of the Loan after an Event of Default) in its Common Stock (such amount as elected by Borrower, the “Optional Stock Payment Amount”); the number of shares of Common Stock to be issued shall be determined based on dividing the Optional Stock Payment Amount by the average closing sale price of the Borrower’s Common Stock over the ten (10) Trading Days immediately preceding the Maturity Date.
(h)
Tax Characterization of Loan. The Loan made pursuant to this Agreement effectuates the earn out set forth in Section 2.07 of the Final Frontier Purchase Agreement (the “Earn Out”) and modifies such Earn Out to impose the interest obligations described in this Agreement. The portion of the Earn Out to be paid pursuant to this Agreement is being documented as a loan, notwithstanding that no funds have been advanced by the Lender to the Borrower, solely for non-tax business reasons, and such documentary form shall not alter or control the economic substance of the Earn Out. For the avoidance of doubt, as of the Effective Date, no Earn Out Payment (as defined in the Final Frontier Purchase Agreement) has been made to the Lender for the Earn Out Period ending March 31, 2025 or for any additional Earn Out Payment that the Lender is eligible to receive under Section 2.07(c)(ii) or Section 2.07(c)(iii) of the Final Frontier Purchase Agreement. Accordingly, each principal payment made hereunder shall be reported by the Lender and the Borrower for federal, applicable state and local income tax purposes, as an Earn Out Payment for the Earn Out Period ending March 31, 2025 and for the additional Earn Out Payment that the Lender was eligible to receive under Section 2.07(c)(ii) or

Section 2.07(c)(iii), as applicable, of the Final Frontier Purchase Agreement, which shall be added to and included in the Purchase Price (each as defined in the Final Frontier Purchase Agreement) consistent with Section 5.05(j) of the Final Frontier Purchase Agreement. All payments of interest due hereunder by the Borrower to the Lender shall be characterized in accordance with their form (i.e., as interest and not as part of the Purchase Price) for federal, applicable state, and local income tax purposes.
3.
Security Interest; Mortgage.
(a)
This Agreement and the Loan evidenced hereby are secured by a security interest in the Collateral (as defined in the Security Agreement) on the terms and conditions set forth in the Security Agreement; provided, that the Lender’s security interest shall at no time secure Obligations in excess of the lesser of (a) $10,000,000 and (b) the amount of the Loan (including after giving effect to any adjustment pursuant to Section 2(b) and (d)).
(b)
This Agreement and Loan evidenced hereby is also secured by a second-lien mortgage in favor of Lender on the real property and improvements thereon located in Manitowoc, WI that is owned by Great Lakes. Great Lakes agrees to execute, deliver and permit Lender to record a mortgage on such improved real property in a form acceptable to Lender. Great Lakes will prepare the draft of the mortgage and send to Lender for review and approval within 30 days after the Effective Date (or such longer period as mutually agreed upon by the Lender and Great Lakes). Each of Great Lakes and Lender shall be solely responsible for their own costs and expenses (including fees and expenses of their counsel) in connection with the preparation, negotiation and documentation of the mortgage, provided, that Great Lakes shall be responsible for all recording costs, expenses and taxes with respect to the mortgage.
4.
Conditions. The Lender's obligation to make the Loan hereunder is subject to the condition precedent that the Lender shall have received, on or prior to the Effective Date, the following:
(a)
Each of the Loan Documents shall have been executed and delivered by all parties thereto;
(b)
Evidence that the Loan Parties shall have obtained any required approvals and consents necessary for entering into the transactions contemplated by the Loan Documents; and
(c)
Each of the representations and warranties contained in the Loan Documents is true and correct in all material respects, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects as of such earlier date.
5.
Representations of the Borrower. On the Effective Date, each Loan Party represents and warrants to the Lender as of the Effective Date as follows:
(a)
Organization. Each Loan Party other than Voltrek is duly organized and in good standing in the State of Wisconsin. Voltrek is duly organized and in good standing in the Commonwealth of Massachusetts.

(b)
Power and Authority. It has all corporate or limited liability company power and authority to enter into the Loan Documents.
(c)
Corporate Action. The execution and delivery of the Loan Documents and the performance of the obligations of each Loan Party under the Loan Documents have been duly authorized by all necessary corporate or limited liability company action on the part of such Loan Party.
(d)
No Conflict or Violation or Required Consent or Approval. The execution and delivery of the Loan Documents by each Loan Party and each Loan Party’s performance under the Loan Documents do not (i) require any consent or approval of any Person, other than those already obtained, (ii) contravene the organizational documents of such Loan Party or (iii) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of such Loan Party.
(e)
Execution; Delivery and Enforceability. This Agreement has been duly executed and delivered by each Loan Party and is the legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, except as enforceability may be affected by applicable bankruptcy, insolvency, and similar proceedings affecting the rights of creditors generally.
(f)
Senior Loan Not in Default. No event or circumstance has occurred and is continuing that constitutes a “Default” or “Event of Default” (as such terms are defined and used in the Senior Loan Agreement) under the Senior Loan Agreement and each of the representations and warranties made by the Loan Parties in the Senior Loan Agreement are true and correct in all material respects, except to the extent that such representations and warranties specifically relate to an earlier date, in which case they were true, correct and complete in all material respects as of such earlier date.
6.
Affirmative Covenants. As long as the Obligations remain outstanding, each Loan Party shall:
(a)
Use of Proceeds. Use the proceeds of the Loan exclusively by the Borrower for payment of earnout obligations and for general working capital purposes.
(b)
Inspections. Permit Lender from time to time, subject (unless an Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of any Loan Party, inspect, audit and make extracts from any Loan Party’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants such Loan Party’s business, financial condition, assets, prospects and results of operations. Lender shall have no duty to any Loan Party to make any inspection, nor to share any results of any inspection, appraisal or report with any Loan Party. The Borrower acknowledges that all inspections, appraisals and reports are prepared by Lender for its purposes, and the Borrower shall not be entitled to rely upon them.
(c)
Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Lender:

(i)
as soon as available, and in any event within 120 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related statements of income, cash flow and shareholders equity for such Fiscal Year, on consolidated basis for the Borrower and its Subsidiaries, which consolidated statements shall be audited and certified (without qualification) by a firm of independent certified public accountants of recognized standing selected by the Borrower and acceptable to the Lender, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Lender;
(ii)
as soon as available, and in any event within 30 days after the end of each month (but within 60 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated basis for the Borrower and its Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year, subject to normal year-end adjustments and the absence of footnotes;
(iii)
concurrently with delivery of financial statements under clause (i) above, copies of all management letters and other material reports submitted to the Borrower by its accountants in connection with such financial statements;
(iv)
at the Lender’s request (but no more frequently than monthly so long as no Event of Default exists), a listing of the Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Lender;
(v)
promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that the Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that the Borrower files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by the Borrower to the public concerning material changes to or developments in the business of the Borrower;
(vi)
promptly after the sending or filing thereof, copies of any annual report to be filed in connection with each Plan (as defined in the Senior Loan Agreement) or Foreign Plan (as defined in the Senior Loan Agreement); and
(vii)
such other reports and information (financial or otherwise) as the Lender may reasonably request from time to time in connection with any Collateral or any Loan Party’s financial condition, ownership or business.
(d)
Notices. Notify the Lender in writing, promptly after the Borrower’s obtaining knowledge thereof, of any of the events listed in Section 10.1.3 of the Senior Loan Agreement as in effect on the Effective Date.
(e)
Landlord and Storage Agreements. Upon request, provide Lender with copies of all existing agreements, and promptly after execution thereof provide Lender with copies of all future agreements, between a Loan Party and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.
(f)
Compliance with Laws. Comply with all Applicable Laws and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain policies and procedures designed to promote and achieve compliance with applicable Anti-Corruption Laws and Sanctions. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of any Borrower or Subsidiary, it shall act promptly and diligently to investigate and report to Lender and all appropriate Governmental Authorities the extent of, and to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.
(g)
Taxes. Pay and discharge all Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.
(h)
Insurance. Maintain insurance in form and substance and with insurers (with a Best rating of at least A+, unless otherwise approved by the Lender in its discretion) satisfactory to the Lender, (i) with respect to the Properties and business of the Loan Parties of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (ii) business interruption insurance in an amount not less than $6,000,000, in each case with deductibles, endorsements and assignments satisfactory to the Lender.
(i)
Licenses. (i) Keep each License affecting any material portion of the Collateral (including manufacture, distribution or disposition of Inventory) or the services provided by the Loan Parties (each a “Material License”) in full force and effect; (ii) promptly notify the Lender of any proposed material modification to any such Material License, or entry into any new License that would be a Material License, in each case, to the extent such modification or new License would require the consent of any Person other than the Borrower (1) to the assignment thereof to the Lender or (2) to permit the Lender to sell inventory pursuant to the terms of such License; (iii) pay all royalties and other amounts when due under any Material License; and (iv) notify the Lender of any default or breach asserted by any Person to have occurred under any Material License, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
7.
Negative Covenants. As long as the Obligations remain outstanding, no Loan Party shall:
(a)
Debt. Create, incur, guarantee or suffer to exist any Debt, except for:
(i)
the Obligations; and
(ii)
Debt permitted under Section 10.2.1 of the Senior Loan Agreement; provided, that, (y) the principal amount of “Obligations” (as such term is used in and defined in the Senior Loan Agreement) shall not at any time exceed the Senior Debt Cap; and (z) the “Subordinated Debt” (as such term is used in and defined in the Senior Loan Agreement) shall be expressly subordinate and junior to the repayment of the Obligations to Lender hereunder pursuant a subordination agreement acceptable to Lender.
(b)
Liens. Create or suffer to exist any Lien upon any of its Property, except for Permitted Liens.
(c)
Asset Disposition. Make any Asset Disposition (as defined in the Senior Loan Agreement as in effect on the Effective Date), except for Permitted Asset Dispositions (as defined in the Senior Loan Agreement as in effect on the Effective Date) with any disposition under subpart (d) of the definition of Permitted Asset Disposition also requiring the consent of Lender), unless the Obligations are paid in full in connection with such Asset Disposition.
(d)
Fundamental Changes. Change its name or conduct business under any fictitious name or change its tax, charter or other organizational identification number, in each case, without giving Lender at least 30 days prior written notice; change its organizational form or state of organization; liquidate, wind up its affairs or dissolve itself.
(e)
Organic Documents. Amend, modify or otherwise change any of its Organic Documents, except in any manner that is not materially adverse to the Lender, including in connection with a transaction permitted under Section 7(d).
(f)
Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (i) in effect on the Effective Date; (ii) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (iii) constituting customary restrictions on assignment in leases and other contracts.
8.
Events of Defaults; Remedies.
(a)
Events of Default. Each of the following shall be an “Event of Default” if it occurs for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(i)
The Borrower fails to pay the Obligations when due (whether on any scheduled payment date, at stated maturity, on demand, upon acceleration or otherwise) and such failure shall continue unremedied for fifteen (15) days after such payment became due;
(ii)
Any representation, warranty or other written statement of a Loan Party made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given;
(iii)
A Loan Party breaches or fails to perform any covenant contained in any Loan Document and such breach or failure is not cured within fifteen (15) days after the Borrower receives written notice thereof from the Lender;
(iv)
An Insolvency Proceeding is commenced by a Loan Party; a Loan Party makes an offer of settlement, extension or composition to its unsecured creditors generally;

a trustee is appointed to take possession of any substantial Property of or to operate any of the business of a Loan Party; or an Insolvency Proceeding is commenced against a Loan Party and the Loan Party consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by such Loan Party, the petition is not dismissed within 60 days after filing, or an order for relief is entered in the proceeding;
(v)
An event or circumstance has occurred and is continuing that constitutes a “Default” or “Event of Default” (as such terms are defined and used in the Senior Loan Agreement) under the Senior Loan Agreement after the expiration of any grace or cure periods that results in the Senior Debt being accelerated.
(b)
Remedies.
(i)
If an Event of Default described in Section 8(a)(iv) occurs with respect to any Loan Party, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable, without any action by Lender or notice of any kind.
(ii)
If any Event of Default occurs and such Event of Default has not been waived in writing by the Lender, the Lender may, in its discretion:
(A)
By written notice to the Borrower, accelerate the Obligations and declare all or any part of the Obligations immediately due and payable, whereupon they shall become immediately due and payable;
(B)
Exercise any other rights or remedies afforded under any agreement, including this Agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (I) take possession of any Collateral; (II) require the Loan Parties to assemble Collateral, at Borrowers’ expense, and make it available to the Lender at a place designated by the Lender; (III) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Loan Party, the Loan Parties agree not to charge for such storage); and (IV) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Lender, in its discretion, deems advisable and, in furtherance of such sale or other disposition, Borrower agrees that, to the extent notice of sale shall be required by Applicable Law, 10 days’ notice to the applicable Loan Party of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification and, further, the Lender shall not be obligated to make any sale of Collateral regardless of notice of sale having been given and the Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned; and
(C)
By written notice to the Borrower, declare that all restrictive covenants set forth in the Board Observer Agreement, the Management Support

Agreement, the Final Frontier Purchase Agreement (and any separate restrictive covenant agreements executed in connection therewith) and the Employment Agreement (and any separate restrictive covenant agreements executed in connection therewith) that, in any case, are applicable to the Lender or Ms. Connors be terminated effective immediately, including all non-competition and non-solicitation covenants but excluding, in each case, any confidentially covenants which shall survive termination of the restrictive covenants set forth in the Board Observer Agreement, the Management Support Agreement and the Employment Agreement.
9.
Release of Claims. Each Loan Party, on one hand, and the Lender on the other hand, in each case, on behalf of itself and its affiliates (such party and its affiliates, the “Releasing Party”) hereby releases, acquits, and discharges the other parties, their affiliates, officers, directors, employees, agents, successors, and assigns (the “Released Parties”) from any and all claims, demands, actions, causes of action, suits, liabilities, losses, damages, costs, and expenses, whether known or unknown, which the Releasing Party may have or claim to have against any of the Released Parties arising out of or relating to the purchase by the Borrower of Voltrek under the Final Frontier Purchase Agreement or the transactions contemplated therein, including, without limitation, the calculation of the Earn Out Payment (as defined in the Final Frontier Purchase Agreement) and all of the payment terms thereunder; provided, that the determination of the Finally Determined Obligation in accordance with Section 8 of the Term Sheet (including all provisions of the Final Frontier Purchase Agreement applicable thereto) and the parties’ other respective obligations under the Term Sheet, the Loan Documents and any other agreement entered into among the parties after the Effective Date are hereby excluded from the release set forth in this Section 9.
10.
Assignments. No party hereto shall have the right to assign any of its respective rights hereunder without the prior written consent of the other parties hereto.
11.
Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be: (a) personally delivered; (b) transmitted by postage prepaid certified mail; (c) transmitted by a recognized overnight courier service; or (d) transmitted by electronic mail with a request for electronic receipt confirmation, to the receiving party as follows, as elected by the party giving such notice:

If to the Borrower or any Loan Party:

Orion Energy Systems, Inc.
2210 Woodland Drive

Manitowoc, Wisconsin 54220

Telephone: (920) 785-8344
Email: pbrodin@oesx.com
Attention: Per Brodin, Chief Financial Officer

with a copy (which shall not constitute notice) to:

Foley & Lardner LLP

777 E. Wisconsin Avenue

Milwaukee, WI 53202

Telephone: (414) 297-5662
(414) 319-7024

Email: sbarth@foley.com

gbishop@foley.com

Attention: Steven R. Barth; Garrett F. Bishop

If to the Lender:

Final Frontier, LLC

P.O. Box 2086

Andover, Massachusetts 01810

Email: kathleen@voltrek.com

Attention: Kathleen M. Connors

with a copy (which shall not constitute notice) to:

Rubin and Rudman LLP

53 State Street

Boston, Massachusetts 02109

Attention: Christine Cordes

Email: ccordes@rubinrudman.com

12.
Costs and Expenses. Each party shall be responsible for its own costs and expenses incurred in connection with the negotiation, documentation and execution of the Loan Documents and performance of their applicable obligations under this Agreement; provided, that the Borrower shall reimburse the Lender and Ms. Connors for their legal fees in connection with the negotiation, documentation and execution of the Term Sheet and the transactions contemplated therein, including the Loan Documents, in an amount not to exceed $85,000, subject to the Lender providing the Borrower with an invoice for such legal fees. NOTWITHSTANDING THE FOREGOING IF AN EVENT OF DEFAULT OCCURS HEREUNDER, BORROWER SHALL, UPON DEMAND, PAY TO THE LENDER THE AMOUNT OF ANY AND ALL COSTS AND EXPENSES, INCLUDING THE FEES AND EXPENSES OF LENDER’S COUNSEL, WHICH THE LENDER MAY INCUR IN CONNECTION WITH THE EXERCISE OR ENFORCEMENT OF ANY OF THE RIGHTS OR REMEDIES OF THE LENDER HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT OR THE TERM SHEET.
13.
Indemnification. Each Loan Party, on one hand, and the Lender, on the other hand (such party, the “Indemnifying Party”), agrees to indemnify, defend, and hold harmless the other parties, their affiliates, officers, directors, employees and agents (collectively, the “Indemnified Parties”, and each individually, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities, costs, and expenses (including reasonable and documented attorney's fees) arising out of or in connection with any breach of this Agreement by the Indemnifying Party. The indemnification obligations set forth herein shall not apply to the extent that the claims arise from the willful misconduct of the Indemnified Party.

14.
Subordination Agreement.
(a)
The Lender and the Loan Parties acknowledge and agree that the priority of Lender’s Liens, the exercise of certain of the Lender’s rights and remedies hereunder and under the other Loan Documents, the delivery or possession of certain possessory Collateral and other terms under the Loan Documents shall be subject to and restricted by the provisions of the Subordination Agreement. Until such time as the Subordination Agreement shall have terminated and Full Payment (as defined in the Senior Loan Agreement as in effect on the date hereof) of the “Obligations” under the Senior Loan Agreement shall have occurred, each reference to a “first priority lien” (or similar terms) of the Lender under any Loan Document shall mean first priority as to Liens other than the Lien of the Senior Lender.
(b)
Each of the Loan Parties and the Lender agree that in the event of any direct and irreconcilable conflict between the terms of any Loan Document and the Subordination Agreement, the terms of the Subordination Agreement shall govern and control. Each Loan Party agrees that it shall be bound by the terms and conditions of the Subordination Agreement.
15.
Continuing Guaranty.
(a)
Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of Borrower to the Lender, arising hereunder or under any other Loan Document.
(b)
Rights of the Lender. Each Guarantor consents and agrees that Lender may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other Guarantors of any of the Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of any Guarantor under this guaranty or which, but for this provision, might operate as a discharge of any Guarantor.
16.
Acknowledgment by the Lender and Ms. Connors. Each of the Lender and Ms. Connors hereby acknowledge and agree that all of the outstanding Earn Out obligations under Section 2.07 of the Final Frontier Purchase Agreement are (i) prior to the Finally Determined Obligation Date, evidenced and governed solely by the Final Frontier Purchase Agreement, the Term Sheet and this Agreement and the other Loan Documents, and (ii) following the Finally Determined Obligation Date, evidenced and governed solely by this Agreement and the other Loan Documents.

17.
Miscellaneous. Each party hereto agrees that: (a) if any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement; (b) this Agreement, together with the other Loan Documents, the Purchase Agreement, the Term Sheet and the other documents referenced therein, constitute the sole and entire agreements of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous understandings and agreements, both written and oral; (c) this Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns; (d) this Agreement is irrevocable and may only be amended, modified or supplemented by an agreement in writing signed by each party hereto; (e) all matters arising out of or relating to this Agreement and the other Loan Documents shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice of law provision or rule (whether of the State of Delaware or any other jurisdiction); (f) any legal suit, action, proceeding or dispute arising out of or related to this Agreement shall be resolved in accordance with Article VIII and Section 9.07 of the Purchase Agreement; (g) this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall be deemed to be one and the same agreement; (h) the headings and titles of the sections and subsections hereof are for convenience only and shall not be deemed to limit or in any way affect the scope, meaning or intent of this Agreement or any portion hereof; and (i) a signed copy of this Agreement delivered by email, DocuSign or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers, as of the date first above written.

ORION ENERGY SYSTEMS, INC., as Borrower

By: /s/ Per Brodin
Name: Per Brodin

Title: Chief Financial Officer

GREAT LAKES ENERGY TECHNOLOGIES, LLC, as Guarantor

By: /s/ Per Brodin

Name: Per Brodin

Title: Chief Financial Officer

CLEAN ENERGY SOLUTIONS, LLC, as Guarantor

By: /s/ Per Brodin

Name: Per Brodin

Title: Chief Financial Officer

ORION ASSET MANAGEMENT, LLC, as Guarantor

By: /s/ Per Brodin

Name: Per Brodin

Title: Chief Financial Officer

ORION TECHNOLOGY VENTURES, LLC, as Guarantor

By: /s/ Per Brodin

Name: Per Brodin

Title: Chief Financial Officer

VOLTREK, LLC, as Guarantor

By: /s/ Per Brodin

Name: Per Brodin

Title: Treasurer and Secretary

Signature Page to

Senior Subordinated Loan Agreement

FINAL FRONTIER, LLC, as the Lender

By: /s/ Kathleen M. Connors
Name: Kathleen M. Connors

Title: Manager

Solely with respect to Sections 16 and 17:

/s/ Kathleen M. Connors

Kathleen M. Connors

Signature Page to

Senior Subordinated Loan Agreement

Schedule PL

Permitted Liens

None.